EXHIBIT 10.13

October 11, 2000

Lavi Lev
[address]

    Re: Transition Agreement

    Dear Lavi:

    It is understood and agreed that you and MIPS Technologies, Inc. ("MIPS" or "Company") mutually wish to enter into this Transition Agreement under which you will immediately resign your executive position with MIPS but continue to be employed by the Company during a transition period. The following sets forth our mutual agreement with respect to the terms of your transition arrangement.

    1. (a)  It is agreed that you will resign your executive position as Senior Vice President of Engineering as of the close of business on October 11, 2000 (the "Transition Date"), but that you will remain as a non-executive employee of the Company for a transition period performing special projects as assigned by the CEO until the close of business on October 25, 2001 or such earlier date as determined in accordance with Paragraph 9 below (the "Resignation Date"). During the transition period, you will receive a salary of $20,970 per month. The Company shall provide you with adequate office space and support staff for the performance of your services during the transition period. You will also continue to be eligible for MIPS medical, dental and vision benefits through the Resignation Date. It is understood and agreed that you shall be responsible for election of and payment for any COBRA benefit continuation coverage on or after the Resignation Date. Your outstanding options shall continue to vest through the Resignation Date. On the Resignation Date, all vesting shall immediately stop and your ability to exercise such options will be governed by the terms of each of the applicable option plans and the respective option award agreements. As of the Resignation Date, you will resign any position you may hold as an employee, officer or director of the Company or of any subsidiary of the Company. In this regard, you agree to execute documents evidencing such resignations as are required by local laws and as reasonably requested by the Company.

      (b) On the Resignation Date, the Company will pay your accrued vacation balance, if any, as of the Resignation Date. In addition, any accumulated funds in your ESPP account will be returned to you following the Resignation Date in accordance with the terms of that plan. You will not be eligible for any payment under the FY2001 Executive Bonus Plan or any other Company bonus plan.

      (c) Nothing on this Transition Agreement shall be construed to prohibit you from accepting full-time employment with another employer during the transition period, subject to your fulfilling your obligations hereunder, including, without limitation, your obligations under Paragraphs 4, 5 and 6, and under your confidentiality and proprietary information agreement with the Company.

    2.  In consideration of your unconditional acceptance of this Transition Agreement, you and the Company agree to the following with respect to your various outstanding loans from the Company;

      (a) The loan agreement under that certain Promissory Note (Forgivable Loan) dated January 9, 1997 in the original sum of $400,000, shall be forgiven in full as of the Transition Date.

      (b) Notwithstanding the terms of your offer letter dated March 15, 1998 and the terms of your loan agreement under that certain Amended and Restated Promissory Note Secured by Deed of Trust (Balloon Loan) dated March 1, 1998 in the original sum of $250,000, any Resignation

  Date prior to March 1, 2002 shall not cause the payment due date to MIPS of the principal amount of $250,000 and any accrued interest to be earlier than March 1, 2002. Except as expressly set forth in the prior sentence, this loan shall continue in accordance with its terms and will continue to be secured by the second Deed of Trust on your current residence.

      (c) Notwithstanding the terms of your offer letter dated March 15, 1998 and the terms of your loan agreement under that certain Amended and Restated Promissory Note Secured by Pledge Agreement (Forgivable Loan) dated March 1, 1998 in the original sum of $250,000 any Resignation Date prior to March 1, 2002 shall not cause the payment due date to MIPS of the principal amount of $250,000 any accrued interest to be earlier than March 1, 2002. Except as expressly set forth in the prior sentence, this loan shall continue in accordance with its terms and will continue to be secured by the Pledge Agreement as set forth therein.

    3.  Other than the payments, benefits and services set forth in this Transition Agreement, or that may be made in the future under the terms of the existing Indemnification Agreement between you and the Company or the indemnification provisions of the Company's bylaws or certificate of incorporation, or the compensation you may realize under the terms of your existing stock option award agreements or the loan agreements specifically referenced in Paragraph 2 above, you have no expectation of, and shall make no other claims for payment, services or any other compensation. Nothing in this Transition Agreement will affect your right to coverage under the Company's Directors and Officers liability insurance for actions taken while you were an officer of the Company.

    4.  You agree that from the date of this Transition Agreement through the twelve-month period following the Resignation Date you shall not, directly or indirectly solicit or influence any person in the employment of the Company or an affiliate entity to (i) terminate such employment, or (ii) accept employment or enter into any consulting arrangement with any entity other than the Company or any affiliated entity. In addition, during the transition period and for the twelve-month period following the Resignation Date, you shall not indirectly interfere with the customers, suppliers, clients or business of the Company or any affiliated entity in any manner.

    5.  You further agree, upon the Company's or its agent's request and reasonable notice, to cooperate with the Company in connection with any claim or litigation or other matter about which you may have relevant information. Upon request, you will also provide the Company with information that you obtained from your employment with the Company regarding the Company's business or operations. Additionally, you will immediately notify the Company's General Counsel if you receive any written or oral request for information from any persons (other than your full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the Company. You will not disclose information to such persons except as required by legal process. You will not disclose to anyone, except the Company, confidential or privileged matters obtained from or related to your employment with the Company, except as required by law.

    6.  You acknowledged that, because of your position with the Company, you have specific knowledge of many types of information that are confidential and proprietary to the Company, including, without limitation, its current and planned technology; its current and planned sales, marketing and corporate strategies; its customers and strategic business partners; and the organizational structure, identity, skills and interests of its employees. You agree to continue to maintain the confidentiality of all confidential and proprietary information of the Company pursuant to, and will continue to comply with all terms and conditions of, the proprietary information and invention agreement between you and the Company. These obligations survive the termination of your employment or any consulting relationship with the Company and the termination of this agreement.

    7.  You agree, on behalf of yourself and your successors, heirs, assigns, attorneys, agents, and representatives, and each of them, to unconditionally and forever release, and discharge the Company and its subsidiaries, its current and former officers, directors, employees, attorneys, agents, successors, assigns and representatives, and each of them, of and from any and all debts, claims, liabilities, demands and causes of action on every kind, nature and description, including but not limited to any claim under federal, state or local employment discrimination law (including because of race, color, national origin, ancestry, religion, creed, physical or mental disability, marital status, medical condition, sexual orientation, or any other basis protected by national, state, or local law), or other law which you have or could assert against the Company as of the date of this agreement. In addition, you agree to enter into a separate release agreement on similar terms and conditions on the Resignation Date.

    8.  It is further understood and agreed that as part of the consideration and inducement for the execution of this agreement, you specifically waive the provisions of section 1542 of the California Civil Code, which reads as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, you expressly acknowledge that this agreement is intended to include in its effect, without limitation, all claims described herein, whether known or unknown, and that this agreement contemplates the extinction of any and all such claims, including claims for attorney's fees.

    Furthermore, you expressly waive any right to assert hereafter that any such claim, demand, obligation, or cause of action, has, through ignorance or oversight, been omitted from the scope of this agreement.

    9.  In the event you should desire to terminate the employment relationship prior to October 25, 2001, you may terminate it immediately upon written notice to the CEO of the Company. The Company agrees, however, that it will not terminate your employment prior to October 25, 2001 except for "Cause" in accordance with this Paragraph 9. Termination of your employment with the Company shall be regarded as termination for Cause only upon:

      (a) your agreement to perform services as an employee, director, consultant or otherwise on behalf of a competitor of the Company (such as ARM, Tensilica, ARC, Lexra, Intel (StrongArm product line), IBM (PowerPC product line), and Motorola (PowerPC product line)) unless otherwise expressly agreed in a writing signed by the CEO of the Company;

      (b) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company, its business or reputation;

      (c) your committing a felony or an act of fraud against the Company or its affiliates; or

      (d) your breaching materially the terms of the restrictive covenants contained in this Transition Agreement or the terms of your employee confidentiality and proprietary information agreement with the Company.

    10.  You declare and represent that no promise, inducement or other agreement not expressly contained in this Transition Agreement or referred to in this agreement, has been made conferring any benefit upon you; that this agreement, the Indemnification Agreement, your stock option award agreements and the loan agreements specifically referred to in Paragraph 2 contain the entire agreement between the parties hereto with respect to any benefits conferred upon you; and that the terms of this agreement are contractual.

    11.  All prior agreements, understandings, oral agreements and writings between the parties hereto, including without limitation your offer letter dated March 15, 1998, are expressly superseded hereby and are of no further force and effect, except as provided in the preceding paragraph.

    12.  The provisions of this Transition Agreement are severable. If a court of competent jurisdiction rules that any provision of this Transition Agreement is invalid or unenforceable, the court's ruling will not affect the validity and enforceability of the other provisions of this agreement.

    13.  In the event of any dispute, claim, question, or disagreement arising out of or relating to your employment with the Company and the termination thereof, this Transition Agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators' and any similar administrative fees. If any such dispute is finally determined in your favor, the Company shall reimburse all reasonable fees and expenses, including the attorneys' and consultants' fees, which you incur in good faith in connection therewith.

    14.  This Transition Agreement is entered into under and governed by the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

    To accept this Transition Agreement, please sign and date this letter at the designated place below and return it to me or my designee within the prescribed time periods.

Sincerely,

MIPS Technologies, Inc.

John Bourgoin
Chairman and CEO

    By signing this letter, I acknowledge that I have had the opportunity to review this Transition Agreement carefully; that I have been represented by legal counsel of my choice; that I understand the terms of this Transition Agreement; and I voluntarily agree to them.

Date:

Lavi Lev